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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE                           FOR MORE INFORMATION CONTACT
                                                BARRON BENESKI (703) 406-5000


             ORBITAL COMPLETES SALE OF $100 MILLION OF CONVERTIBLE
                               SUBORDINATED NOTES

(DULLES, VA 17 September 1997) -- Orbital Sciences Corporation (NASDAQ: ORBI) today announced that it completed the sale of $100 million in 5% convertible subordinated notes due October 2002. As previously announced, Orbital plans use the net proceeds from the offering to realign its short- and long-term capital structure, and for possible investments in new projects, product lines or acquisitions or, if needed, to satisfy certain existing contingent commitments.

The notes were sold within the United States pursuant to Rule 144A of the U.S. Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under that Act.The notes, which are non-callable for three years, will be convertible into Orbital common stock at a conversion price of $28.00 per share, subject to adjustment in certain events. The notes will initially be convertible into a total of 3, 571,429 shares of common stock of the company.

Neither the notes nor the common stock of the company issuable upon conversion of the notes has been registered under the Securities Act of 1933, as amended, or any state securities laws. Accordingly, these securities may not be offered or sold in the United States or to or for the account of U.S. persons absent registration or an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

Orbital is a space and information systems company that designs, manufactures, operates and markets a broad range of affordable space and ground infrastructure systems, satellite access products and satellite services. These include launch vehicles, satellites, space sensors and electronics, satellite ground systems and software, satellite-based navigation and communications products, and satellite-delivered communications and Earth-imaging services.





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